UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 17, 2014

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)
Bermuda	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton, Bermuda		HM 11 (Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: +1 441 295 5950

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Brian F. Maxted’s previously announced appointment as Chief Exploration Officer of Kosmos Energy Ltd. (the “Company”), Kosmos Energy LLC (the “Employer”), a subsidiary of the Company, entered into an assignment agreement with Mr. Maxted, dated April 17, 2014 (the “Assignment Agreement”). Pursuant to the Assignment Agreement, Mr. Maxted will remain employed with the Employer but will be assigned to the Employer’s UK Branch for a period not to exceed five years. During the term of the assignment, Mr. Maxted’s primary work location will be Surrey, England, but he will spend up to two weeks per month in the Employer’s Dallas, Texas office, as required and agreed with him from time to time.

The Assignment Agreement provides Mr. Maxted with the following compensation and benefits:

•	An annual base salary of $653,328, subject to increase in the sole discretion of the board of directors or a committee thereof.

•	An annual bonus opportunity targeted at 100% of the base salary, subject to increase in the sole discretion of the board of directors or a committee thereof.

•
An initial award of service-vesting restricted shares granted no later than June 30, 2014, with a grant date value of not less than $2,000,000. Other long-term incentive awards, if any, granted during the term of the assignment will be determined in the sole discretion of the board of directors or a committee thereof.

•
Eligibility for all benefit plans and programs that are available generally to other senior executives, and entitlement to financial planning and executive health benefits. The Employer will ensure that the health and dental coverage for him and his eligible family members applies both in the United States and the United Kingdom.

Any annual bonus and the initial award of service-vesting restricted shares will be awarded on terms no less favorable than those applicable generally to other similarly senior employees. In addition, the base salary and target annual bonus opportunity may be decreased only if such decrease applies generally to other similarly senior employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           April 18, 2014

KOSMOS ENERGY LTD.

By:	/s/ W. Greg Dunlevy
W. Greg Dunlevy
Executive Vice President and Chief Financial Officer